Exhibit 99.1

Contact:Anthony D. Ishaug

763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION ANNOUNCES

THIRD QUARTER RESULTS

Minneapolis, MN (October 14, 2026)  -  Winmark Corporation (Nasdaq: WINA) announced today net income for the quarter ended September 26, 2026 of $11,818,100 or $3.21 per share diluted compared to net income of $11,136,500 or $3.02 per share diluted in 2025. For the nine months ended September 26, 2026, net income was $31,467,700 or $8.51 per share diluted compared to net income of $31,694,200 or $8.61 per share diluted for the same period last year.  2025 year-to-date results included $2.2 million of leasing income from the settlement of customer litigation.

“During the quarter, Winmark launched the North American Advertising Fund for Plato’s Closet and recently delivered a point-of-sale pilot at one of our franchised locations. Additionally, we have announced North American Advertising Funds for our Once Upon A Child and Play It Again Sports brands for campaigns starting in 2027,” stated Brett D. Heffes, Chair and Chief Executive Officer. “For many years Winmark and our franchisees have underinvested in the marketing necessary to consistently amplify our message across North America. We are taking the appropriate steps to expand awareness of our brands.”

Winmark - the Resale Company®, is a nationally recognized franchisor focused on sustainability and small business formation. We champion and guide entrepreneurs interested in operating one of our award winning resale franchises: Plato’s Closet®, Once Upon A Child®, Play It Again Sports®, Style Encore® and Music Go Round®.  At September 26, 2026, there were 1,398 franchises in operation and over 2,800 available territories.  An additional 79 franchises have been awarded but are not open.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to future events or the future financial performance of the Company.  Such forward-looking statements are only predictions or statements of intention subject to risks and uncertainties and actual events or results could differ materially from those anticipated.  Because actual results may differ, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements.

WINMARK CORPORATION

CONDENSED BALANCE SHEETS

(Unaudited)

	September 26, 2026	December 27, 2025
ASSETS
Current Assets:
Cash and cash equivalents	$27,964,200	$10,295,700
Restricted cash	150,000	165,000
Receivables, net	2,253,300	1,483,500
Income tax receivable	—	463,600
Inventories	789,200	362,500
Prepaid expenses	1,447,200	1,325,700
Total current assets	32,603,900	14,096,000

Property and equipment, net	1,214,400	1,219,000
Operating lease right of use asset	1,482,300	1,761,500
Intangible assets, net	2,020,800	2,286,300
Capitalized software	2,272,400	—
Goodwill	607,500	607,500
Other assets	528,500	506,400
Deferred income taxes	4,304,900	4,407,400
	$45,034,700	$24,884,100

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$1,824,800	$1,673,900
Income tax payable	100,200	—
Accrued liabilities	6,612,500	2,324,800
Deferred revenue	1,666,900	1,667,300
Total current liabilities	10,204,400	5,666,000
Long-Term Liabilities:
Line of credit/Term loan	30,000,000	30,000,000
Notes payable, net	29,974,700	29,961,000
Deferred revenue	8,447,400	8,350,100
Operating lease liabilities	1,869,500	2,414,200
Other liabilities	1,936,000	2,175,200
Total long-term liabilities	72,227,600	72,900,500
Shareholders’ Equity (Deficit):
Common stock, no par, 10,000,000 shares authorized, 3,559,195 and 3,571,861 shares issued and outstanding	15,181,700	19,612,800
Retained earnings (accumulated deficit)	(52,579,000)	(73,295,200)
Total shareholders’ equity (deficit)	(37,397,300)	(53,682,400)
	$45,034,700	$24,884,100

Winmark Corporation

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 26, 2026	September 27, 2025	September 26, 2026	September 27, 2025
Revenue:
Royalties	$21,707,800	$20,911,300	$61,087,600	$57,348,000
North American advertising fund	3,825,300	—	3,825,300	—
Software	497,100	93,100	678,900	278,900
Franchise fees	330,100	417,600	1,092,500	1,088,100
Merchandise sales	1,031,500	693,600	2,544,700	2,438,500
Leasing income	—	46,600	—	2,401,100
Other	498,700	470,700	1,477,200	1,414,800
Total revenue	27,890,500	22,632,900	70,706,200	64,969,400
North American advertising fund expense	3,825,300	—	3,825,300	—
Cost of merchandise sold	947,300	663,300	2,384,200	2,318,100
Selling, general and administrative expenses	7,332,100	7,046,400	22,708,200	21,070,500
Income from operations	15,785,800	14,923,200	41,788,500	41,580,800
Interest expense	(610,300)	(610,300)	(1,834,000)	(1,833,900)
Interest and other income	242,100	310,300	516,500	714,800
Income before income taxes	15,417,600	14,623,200	40,471,000	40,461,700
Provision for income taxes	(3,599,500)	(3,486,700)	(9,003,300)	(8,767,500)
Net income	$11,818,100	$11,136,500	$31,467,700	$31,694,200
Earnings per share - basic	$3.29	$3.13	$8.79	$8.94
Earnings per share - diluted	$3.21	$3.02	$8.51	$8.61
Weighted average shares outstanding - basic	3,588,328	3,553,211	3,581,906	3,543,766
Weighted average shares outstanding - diluted	3,685,668	3,693,154	3,697,251	3,679,745

Winmark Corporation

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended
	September 26, 2026	September 27, 2025
OPERATING ACTIVITIES:
Net income	$31,467,700	$31,694,200
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	281,300	295,500
Amortization of intangible assets	265,500	265,500
Compensation expense related to stock options	1,917,200	1,666,900
Deferred income taxes	102,600	160,100
Operating lease right of use asset amortization	279,200	252,700
Tax benefits on exercised stock options	898,800	1,091,900
Change in operating assets and liabilities:
Receivables	(769,800)	(316,500)
Income tax receivable/payable	(335,000)	(998,500)
Inventories	(426,700)	113,900
Prepaid expenses	(121,600)	(44,500)
Other assets	(22,100)	(5,000)
Accounts payable	150,900	(188,800)
Accrued and other liabilities	1,763,500	2,054,900
Deferred revenue	96,900	331,500
Net cash provided by operating activities	35,548,400	36,373,800
INVESTING ACTIVITIES:
Capitalized software	(2,272,400)	—
Purchase of property and equipment	(276,700)	(172,700)
Net cash used for investing activities	(2,549,100)	(172,700)
FINANCING ACTIVITIES:
Repurchases of common stock	(8,091,600)	(2,418,700)
Proceeds from exercises of stock options	3,497,200	3,754,000
Dividends paid	(10,751,400)	(9,991,400)
Net cash used for financing activities	(15,345,800)	(8,656,100)
NET INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	17,653,500	27,545,000
Cash, cash equivalents and restricted cash, beginning of period	10,460,700	12,329,800
Cash, cash equivalents and restricted cash, end of period	$28,114,200	$39,874,800

SUPPLEMENTAL DISCLOSURES:
Cash paid for interest	$1,802,900	$1,815,500
Cash paid for income taxes	$8,210,800	$8,514,100

SUPPLEMENTAL NONCASH FINANCING ACTIVITIES

During the nine months ended September 26, 2026, the Company repurchased $9.85 million of its common stock under its share repurchase program. At September 26, 2026, $1.75 million of such repurchases was included in Accrued liabilities within the Condensed Balance Sheets. Cash payments for repurchased shares during the quarter totaled $8.10 million.

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the Condensed Balance Sheets to the total of the same amounts shown above:
	Nine Months Ended
	September 26, 2026	September 27, 2025
Cash and cash equivalents	$27,964,200	$39,734,800
Restricted cash	150,000	140,000
Total cash, cash equivalents and restricted cash	$28,114,200	$39,874,800